                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A

                           AMENDMENT TO CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):
                                DECEMBER 1, 2000



                         AVANT IMMUNOTHERAPEUTICS, INC.
                          (F/K/A T CELL SCIENCES, INC.)
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                      0-15006                  13-3191702
(State or Other Jurisdiction          (Commission             (I.R.S. Employer
      of Incorporation)               File Number)           Identification No.)


                119 FOURTH AVENUE, NEEDHAM, MASSACHUSETTS 02494
             (Address of Principal Executive Offices and Zip Code)


                                 (781) 433-0771
              (Registrant's telephone number, including area code)

AVANT Immunotherapeutics, Inc. hereby amends Item 7 of its Current Report on Form 8-K dated December 1, 2000, as amended, to read in its entirety as follows:


ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)    Financial Statements of Business Acquired:

Financial statements of Megan Health, Inc. are filed with this report as Attachment A.

(b)    Pro Forma Financial Information:

Pro forma financial information for the Registrant is filed with this report as Attachment B.

(c)    Exhibits:

  Exhibit No.                         Description
--------------------------------------------------------------------------------

2.1* Agreement and Plan of Merger, dated as of November 20, 2000, by and among the Registrant, Acquisition Sub and Megan.**

2.2* First Amendment to Agreement and Plan of Merger, dated as of December 1, 2000, by and among the Registrant, Acquisition Sub and Megan.**

23.0   Consent of Independent Public Accountants


---------------------

*    Previously filed.

** The Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to this agreement upon request by the Commission.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  January 30, 2001                AVANT IMMUNOTHERAPEUTICS, INC.




                                            /s/  Avery W. Catlin
                                        ---------------------------------------
                                        BY:    Avery W. Catlin
                                               Senior Vice President, Treasurer
                                               and Chief Financial Officer
                                               (Principal Financial and
                                               Accounting Officer)

                                                                    ATTACHMENT A


                          INDEX TO FINANCIAL STATEMENTS


MEGAN HEALTH, INC.
     Report of Independent Public Accountants                                                              5
     Balance Sheets as of December 31, 1999 and 1998                                                       6
     Statements of Operations for the Years Ended December 31, 1999 and 1998                               7
     Statements of Stockholders' Equity for the Years Ended December 31, 1999 and 1998                     8
     Statements of Cash Flows for the Years Ended December 31, 1999 and 1998                               9
     Notes to Financial Statements                                                                        10
     Balance Sheets as of September 30, 2000 (Unaudited) and December 31, 1999                            15
     Statements of Operations for the Nine Months Ended September 30, 2000 and 1999 (Unaudited)           16
     Statements of Cash Flows for the Nine Months Ended September 30, 2000 and 1999 (Unaudited)           13
     Notes to Quarterly Financial Statements                                                              14

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Megan Health, Inc.:

We have audited the accompanying balance sheets of Megan Health, Inc. (a Delaware corporation) as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Megan Health, Inc. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

As explained in Note 8 to the financial statements, the Company has given retroactive effect to the change in accounting for revenue recognition.

/s/ Arthur Andersen LLP

St. Louis, Missouri,
November 10, 2000 (except with respect to the matter discussed in Note 12, as to which the date is December 1, 2000)

                               MEGAN HEALTH, INC.
                 BALANCE SHEETS AS OF DECEMBER 31, 1999 AND 1998

                                                                                1999                 1998
==================================================================================================================
                                ASSETS
Current Assets:
    Cash and cash equivalents (including restricted cash of
       $-0- and $788,730 for 1999 and 1998, respectively)                   $   1,957,445        $    1,300,126
    Trade accounts receivable                                                      86,558                    --
    Grant receivable                                                               79,221                97,123
    Inventories                                                                   104,734                    --
    Other current assets                                                           24,903                45,259
==================================================================================================================

       Total current assets                                                     2,252,861             1,442,508
------------------------------------------------------------------------------------------------------------------

Property, plant and equipment, net                                                171,443                95,618
------------------------------------------------------------------------------------------------------------------

       Total assets                                                         $   2,424,304        $    1,538,126
==================================================================================================================
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable and accrued expenses                                   $     140,343        $      167,515
    Deferred revenue                                                              345,000               360,000
    Current obligation under capital lease                                          5,515                 5,114
------------------------------------------------------------------------------------------------------------------

       Total current liabilities                                                  490,858               532,629
------------------------------------------------------------------------------------------------------------------

Long-term obligation under capital lease                                            5,291                10,806
------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                          496,149               543,435
------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
    Series A noncumulative, convertible preferred stock, $0.001 par value
       (aggregate liquidation preference of $3,177,282).  Authorized                  479                   479
       687,345 shares; issued and outstanding 479,228 shares
    Series B noncumulative, convertible preferred stock, $0.001 par value
       (aggregate liquidation preference of $2,202,817).  Authorized,                 332                   332
       issued and outstanding 332,250 shares
    Series C noncumulative, convertible preferred stock, $0.001 par value
       (aggregate liquidation preference of $6,630,000 and $3,358,997
       at December 31, 1999 and 1998, respectively).  Authorized                    1,000                   506
       1,000,000 shares; issued and outstanding 1,000,000 and 506,636 shares at December 31, 1999 and 1998, respectively
    Series D noncumulative, convertible preferred stock, $0.001 par value
       (aggregate liquidation preference of $2,000,000).  Authorized,                 302                   302
       issued and outstanding 301,659 shares
    Preferred stock subscribed                                                         --               773,230
    Common stock, $0.001 par value.  Authorized 5,301,659 shares;
       issued and outstanding 981,063 and 965,188 shares as of
       December 31, 1999 and 1998, respectively                                       981                   965
    Additional paid-in capital                                                 11,330,193             8,071,670
    Accumulated deficit                                                        (9,405,132)           (7,852,793)
------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                               1,928,155               994,691
==================================================================================================================
       Total liabilities and stockholders' equity                           $   2,424,304        $    1,538,126
==================================================================================================================


              The accompanying notes are an integral part of these
                                balance sheets.

                               MEGAN HEALTH, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                               1999                 1998
=================================================================================================================
OPERATING REVENUE:
    Product sales                                                            $      918,328       $           --
    Product development and licensing agreements                                    832,789              726,576
    Grant income                                                                    227,929              161,480
-----------------------------------------------------------------------------------------------------------------

       Total operating revenue                                                    1,979,046              888,056
-----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSE:
    Research and development                                                      2,389,966            2,408,900
    General and administrative                                                      938,252              888,001
    Cost of product sales                                                           187,953                   --
    Sales and marketing                                                              70,363                   --
    Depreciation and amortization                                                    29,589               18,875
-----------------------------------------------------------------------------------------------------------------

       Total operating expense                                                    3,616,123            3,315,776
-----------------------------------------------------------------------------------------------------------------

       Operating loss                                                            (1,637,077)          (2,427,720)

-----------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
    Interest income                                                                 103,887               74,208
    Other income (expense)                                                          (18,126)              17,363
    Interest expense                                                                 (1,023)              (1,389)
-----------------------------------------------------------------------------------------------------------------

       Total other income                                                            84,738               90,182
-----------------------------------------------------------------------------------------------------------------

       Net loss                                                              $   (1,552,339)      $   (2,337,538)
=================================================================================================================


              The accompanying notes are an integral part of these
                                  statements.

                               MEGAN HEALTH, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                            Series A    Series B   Series C    Series D
                               Non-        Non-      Non-        Non-
                            cumulative  cumulative cumulative cumulative Preferred            Additional                  Total
                             Preferred   Preferred Preferred   Preferred   Stock      Common    Paid-In   Accumulated  Stockholders'
                               Stock      Stock      Stock       Stock   Subscribed    Stock    Capital     Deficit       Equity
====================================================================================================================================
Balance at                     $479        $332       $506       $302       $ --       $957   $8,070,048  $(5,515,255)   $2,557,369
    December 31, 1997

Exercise of options
    (8,702 shares)               --          --         --         --         --          8        1,622           --         1,630


Subscription of Series C non-
    cumulative preferred
    stock, 118,964 shares, net
    of issuance costs of
    $15,500                      --          --         --         --    773,230         --           --           --       773,230


Net loss                         --          --         --         --         --         --           --   (2,337,538)    2,337,538)
------------------------------------------------------------------------------------------------------------------------------------

Balance at                      479         332        506        302    773,230        965    8,071,670   (7,852,793)      994,691
    December 31, 1998

Exercise of options
    (15,875 shares)              --          --         --         --         --         16        1,888           --         1,904


Issuance of Series C non-
    cumulative preferred stock,
    494,003 shares, net of
    issuance costs of
    $5,000                       --          --        494         --   (773,230)        --    3,256,635           --     2,483,899

Net loss                         --          --         --         --         --         --           --   (1,552,339)   (1,552,339)
------------------------------------------------------------------------------------------------------------------------------------

Balance at                     $479        $332     $1,000       $302      $  --       $981  $11,330,193  $(9,405,132)   $1,928,155
    December 31, 1999
====================================================================================================================================

              The accompanying notes are an integral part of these
                                  statements.

                               MEGAN HEALTH, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                        1999                 1998
==========================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss                                                     $   (1,552,339)      $   (2,337,538)
       Adjustments to reconcile net loss to net cash
       used in operating activities:
          Depreciation and amortization                                     29,589               18,875
          Increase in receivables                                          (68,656)             (43,966)
          Increase in inventories                                         (104,734)                  --
          Decrease (increase) in other current assets                       20,356              (26,318)
          (Decrease) increase in accounts payable and
              accrued expenses                                             (27,172)              47,652
          (Decrease) increase in deferred revenue                          (15,000)             217,500
----------------------------------------------------------------------------------------------------------
              Net cash used in operating activities                     (1,717,956)          (2,123,795)
----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Proceeds from maturities of investment securities                        --              968,893
       Purchase of property, plant and equipment                          (105,414)             (82,163)
----------------------------------------------------------------------------------------------------------
              Net cash (used in) provided by investing activities         (105,414)             886,730
----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from subscription and issuance of common and
         preferred stock                                                 2,490,803              790,360
       Equity issuance costs                                                (5,000)             (15,500)
       Payments of capital lease obligation                                 (5,114)              (5,005)
----------------------------------------------------------------------------------------------------------
              Net cash provided by financing activities                  2,480,689              769,855
----------------------------------------------------------------------------------------------------------

       Net increase (decrease) in cash and cash equivalents                657,319             (467,210)

Cash and Cash Equivalents at Beginning of Year                           1,300,126            1,767,336
----------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents at End of Year                            $    1,957,445       $    1,300,126
==========================================================================================================


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

       Interest paid                                                $        1,023       $        1,389
==========================================================================================================

       Capital lease additions                                      $           --       $          257
==========================================================================================================


                   The accompanying notes are an integral part
                              of these statements.

                               MEGAN HEALTH, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Megan Health, Inc. (the Company), a Delaware corporation, was organized on December 4, 1992, for the purpose of discovering, developing and marketing live, oral bacterial vaccines for animals and humans. The Company's long-term strategy is to become a fully integrated developer and marketer of the vaccines. Further development and marketing of the Company's technology is subject to regulatory approval by the USDA and FDA. The Company's first USDA approval was obtained in November 1998 for an animal vaccine.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. At December 31, 1999 and 1998, the Company's investments are carried at market, which approximates cost.

Short-term investments consist of certificates of deposit and government obligations at December 31, 1998. There are no short-term investments as of December 31, 1999.

INVENTORIES

Inventories are stated at the lower of cost or market. Inventories consist of finished product at December 31, 1999. Cost is determined by first-in, first out
(FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Expenditures for repairs and maintenance are charged to expense as incurred, and additions and improvements that significantly extend the lives of assets are capitalized.

LONG-LIVED ASSETS

If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the carrying value of the asset will not be recovered as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company enters into various types of financial instruments in the normal course of business. Fair values for cash, cash equivalents, trade accounts receivable and accounts payable, and accrued expenses approximate carrying value at December 31, 1999 and 1998, due to the nature and the relatively short maturity of these instruments.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and loss during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company has entered into various license and development agreements, primarily with corporate entities relating to vaccine projects for animals and humans. Nonrefundable revenue derived from such agreements is recognized over the specified development period as research and development or discovery activities are performed. Cash received in advance of activities being performed is recorded as deferred revenue. Nonrefundable milestone fees are recognized when they are earned in accordance with the performance requirements and contractual terms. Revenues from product sales are recorded when the product is shipped. Product shipping costs are included in cost of product sales. Grant income is recognized as services are provided in accordance with contractual agreements.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

ADVERTISING COSTS

Advertising costs are expensed when incurred.


2.     PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                                                          DECEMBER 31,        DECEMBER 31,
                                                                              1999                1998
                                                                     =======================================
          Laboratory equipment                                             $    144,876        $     57,647
          Computer equipment                                                     54,855              36,670
          Equipment under capital lease                                          25,683              25,683
          Leasehold improvements                                                  3,650               3,650
                                                                     ---------------------------------------
                                                                                229,064             123,650

          Less- Accumulated depreciation                                        (57,621)            (28,032)
                                                                     ---------------------------------------

                                                                           $    171,443        $     95,618
                                                                     =======================================


3.     ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

                                                                         DECEMBER 31,        DECEMBER 31,
                                                                             1999                1998
                                                                    ========================================

          Accounts payable                                               $       5,219       $       5,313
          Grant payable                                                         42,358               6,060
          Accrued bonuses                                                       15,500              87,095
          Accrued legal fees                                                    18,286              19,475
          Accrued contract service expenses                                     51,700              46,000
          Accrued expenses and other                                             7,280               3,572
                                                                    ----------------------------------------

                 Total accounts payable and accrued expenses             $     140,343       $     167,515
                                                                    ========================================

4.     RELATED-PARTY TRANSACTIONS

The Company maintains consulting agreements with a stockholder and directors of the Company, incurring fees of $111,000 and $128,000 for the years ended December 31, 1999 and 1998, respectively.

5.     LEASES

The Company leases its office and lab space and certain equipment under noncancelable operating and capital leases that expire at various dates through 2003. Future minimum lease payments under capital leases and noncancelable operating leases as of December 31, 1999, are as follows:

                                                                         OPERATING            CAPITAL
                                                                          LEASES              LEASES
                                                                    ========================================
          2000                                                           $     248,925       $       6,137
          2001                                                                 263,342               5,484
          2002                                                                 185,100                  --
          2003                                                                   5,440                  --
                                                                    ----------------------------------------

                                                                         $     702,807              11,621
                                                                    ===================
          Less- Amount representing interest                                                          (815)
                                                                                        --------------------

                                                                                             $      10,806
                                                                                        ====================

Rent expense for the years ended December 31, 1999 and 1998 was $250,464 and $246,819, respectively.

6.       STOCK OPTIONS

The Company has a stock option plan (the Option Plan), under which 700,000 options to purchase common stock may be granted to employees, directors, officers and consultants, subject to certain limitations. The Option Plan permits the granting of both incentive stock options and nonqualified stock options. The exercise price for options cannot be less than the fair market value (as determined by the Board of Directors at grant date) of the shares on the grant date. Options are exercisable over a period determined by the Board of Directors, but not longer than 10 years after the grant date.

A summary of the options outstanding and exercisable at December 31, 1999 and 1998 is as follows:

                                                                                             WEIGHTED
                                                                          RANGE OF            AVERAGE
                                                                          EXERCISE           EXERCISE
                                                       SHARES              PRICES              PRICE
                                                 ===========================================================
          Outstanding, January 1, 1998                      401,267     $.12 - .67                $0.24
          Granted                                           160,050      .67 - 2.00                0.69
          Exercised                                          (8,702)     .12 - .67                 0.19
          Forfeited                                         (12,118)     .12 - .67                 0.38
                                                 --------------------

          Outstanding, December 31, 1998                    540,497      .12 - 2.00                0.38
                                                 --------------------

          Exercisable, December 31, 1998                    368,910      .12 - 2.00                0.27
                                                 ====================

                                                                                             WEIGHTED
                                                                          RANGE OF            AVERAGE
                                                                          EXERCISE           EXERCISE
                                                       SHARES              PRICES              PRICE
                                                 ============================================================
          Outstanding, January 1, 1999                      540,497        $.12 - 2.00               $0.38
          Granted                                                --            --                      --
          Exercised                                         (15,875)          0.12                    0.12
          Forfeited                                         (11,124)        .12 - .67                 0.61
                                                 --------------------

          Outstanding, December 31, 1999                    513,498         .12 - 2.00                0.38
                                                 --------------------

          Exercisable, December 31, 1999                    413,699         .12 - 2.00                0.30
                                                 ====================


In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company elected APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the Option Plan. Accordingly, no compensation cost has been recognized for the Option Plan. The pro forma information required by SFAS 123 was not material to the Company results of operations for the years ended December 31, 1999 and 1998.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: (a) dividend yield of 0%; (b) expected volatility of 0%; (c) risk free interest rate of 6.00% and 5.99% for 1999 and 1998, respectively; (d) expected life of eight years.


7.       STOCKHOLDERS' EQUITY

At December 31, 1999 and 1998, 2,734,953 and 2,315,764 shares of common stock, respectively, have been reserved for issuance upon conversion of preferred stock and upon exercise of stock options. At December 31, 1999 and 1998, 208,117 shares of Series A noncumulative convertible preferred stock have been reserved for issuance upon exercise of a warrant at $1.20 per share, which expires upon the earlier of June 2000 or an initial public offering of the Company's common stock. In December 1998, the Company received paid subscriptions for 118,964 shares of Series C preferred stock at $6.63 per share from existing shareholders. The cash received of $788,730 was restricted as of December 31, 1998. Preferred stock is convertible to common stock on a share-for-share basis. The conversion rate shall be appropriately adjusted in the event of any stock split, stock dividend, recapitalization or reorganization involving the Company's stock.

The Company's bylaws provide for a board of directors consisting of seven members elected as follows: holders of Series A preferred stock voting as a class elect two members; holders of Series B preferred stock voting as a class elect one member; holders of Series D preferred stock voting as a class elect one member, and all stockholders voting as a class elect three members. In other matters, all preferred stockholders are authorized to vote equally with the shares of common stock and not as a separate class. Holders of preferred stock are entitled to receive noncumulative dividends when and as declared by the Board of Directors. No dividends may be declared and paid on any other stock of the Company, nor may any other stock of the Company be purchased, redeemed or otherwise acquired while any preferred stock dividend remains unpaid.

In the event of liquidation of the Company, the funds available for distribution shall be paid out as follows; (1) the holders of the Preferred Stock shall be entitled to receive, in preference to the holders of any other stock in the Company, an amount equal to $6.63 per share plus any declared but unpaid dividends; (2) the holders of the Common Stock shall then be entitled to receive an amount equal to $0.12 per share plus any declared but unpaid dividends; and

(3) any remaining assets shall then be distributed ratably to the holders of the Common Stock and the Preferred Stock on an as-if-converted basis. If the assets of the Company shall be insufficient to pay in full all of the holders of Preferred Stock pursuant to (1) immediately above or all holders of Common Stock pursuant to (2) above, then the assets shall be ratably distributed among the holders of Preferred Stock or Common Stock, respectively.


8.     CHANGE IN ACCOUNTING

The Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements." The Company retroactively applied SAB No. 101 to record cash received in advance of activities being performed as deferred revenue. Previously, revenue was recognized when cash was received. The effect of this change was to reduce revenue and increase net loss by $265,000 in 1998. The effect on stockholders' equity as of December 31, 1997, was not material.


9.     INCOME TAXES

As of December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $8,700,000. The net operating loss carryforwards will expire at various dates beginning in 2007 through 2019, if not utilized.

As of December 31, 1999 and 1998, the Company had deferred tax assets of $3,400,000 and $2,800,000, respectively, consisting primarily of federal and state net operating loss carryforwards. The net deferred tax assets have been fully offset by a valuation allowance.


10.    CONTINGENCIES

The Company is from time to time party to various legal proceedings arising out of their businesses. Management believes there are no such proceedings pending or threatened against the Company which, if determined adversely, would have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.


11.    ACCOUNTING STANDARD NOT YET IMPLEMENTED

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that all derivatives be recognized as either assets or liabilities in the statement of financial position at fair value. The adoption of SFAS 133 is not expected to have a material effect on the Company's financial position or results of operations, as the Company does not hold any derivative instruments.


12.    SUBSEQUENT EVENT

On December 1, 2000, AVANT Immunotherapeutics, Inc. (AVANT) acquired the Company, by merging its wholly owned subsidiary, AVANT Acquisition Corp., with and into the Company. As a result, the Company became the wholly owned subsidiary of AVANT.

                               MEGAN HEALTH, INC.
                                 BALANCE SHEETS

                                                                           SEPTEMBER 30,         DECEMBER 31,
                                                                                2000                1999*
==================================================================================================================
                                                                            (Unaudited)
                                ASSETS
Current Assets:
    Cash and cash equivalents                                               $     880,333        $   1,957,445
    Trade accounts receivable                                                      72,870               86,558
    Grant receivable                                                               38,700               79,221
    Inventories                                                                    75,112              104,734
    Other current assets                                                           23,193               24,903
------------------------------------------------------------------------------------------------------------------

       Total current assets                                                     1,090,208            2,252,861
------------------------------------------------------------------------------------------------------------------

Property, plant and equipment, net                                                136,011              171,443
------------------------------------------------------------------------------------------------------------------

       Total assets                                                         $   1,226,219        $   2,424,304
==================================================================================================================

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable and accrued expenses                                   $      65,319        $     140,343
    Deferred revenue                                                              325,000              345,000
    Current obligation under capital lease                                          6,707                5,515
------------------------------------------------------------------------------------------------------------------

       Total current liabilities                                                  397,026              490,858
------------------------------------------------------------------------------------------------------------------

Long-term obligation under capital lease                                               --                5,291
------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                          397,026              496,149
------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
    Series A noncumulative, convertible preferred stock, $0.001 par value
       (aggregate liquidation preference of $4,557,097 and $3,177,282 at
       September 30, 2000 and December 31, 1999, respectively).
       Authorized 687,345 shares; issued and outstanding 687,345 and                  687                  479
       479,228 shares at September 30, 2000 and December 31, 1999, respectively
    Series B noncumulative, convertible preferred stock, $0.001 par value
       (aggregate liquidation preference of $2,202,817).  Authorized,                 332                  332
       issued and outstanding 332,250 shares
    Series C noncumulative, convertible preferred stock, $0.001 par value
       (aggregate liquidation preference of $6,630,000).  Authorized,               1,000                1,000
       issued and outstanding 1,000,000 shares
    Series D noncumulative, convertible preferred stock, $0.001 par value
       (aggregate liquidation preference of $2,000,000).  Authorized,                 302                  302
       issued and outstanding 301,659 shares
    Common stock, $0.001 par value.  Authorized 5,301,659 shares;
       issued and outstanding 1,016,870 and 981,063 shares as of
       September 30, 2000 and December 31, 1999, respectively                       1,017                  981
    Additional paid-in capital                                                 11,583,955           11,330,193
    Accumulated deficit                                                       (10,758,100)          (9,405,132)
------------------------------------------------------------------------------------------------------------------

       Total stockholders' equity                                                 829,193            1,928,155
------------------------------------------------------------------------------------------------------------------

       Total liabilities and stockholders' equity                           $   1,226,219        $   2,424,304
==================================================================================================================

              The accompanying notes are an integral part of these
                                balance sheets.

*Agrees with audited balance sheet included herein.

                               MEGAN HEALTH, INC.
                            STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                   (UNAUDITED)


                                                                                 2000                 1999
=================================================================================================================
OPERATING REVENUE:
    Product sales                                                            $      488,957      $       772,888
    Product development and licensing agreements                                     52,905              611,726
    Grant income                                                                    263,476              131,977
-----------------------------------------------------------------------------------------------------------------

       Total operating revenue                                                      805,338            1,516,591
-----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSE:
    Research and development                                                      1,012,268            1,434,696
    General and administrative                                                      813,614              849,274
    Cost of product sales                                                            68,447              138,082
    Sales and marketing                                                             312,862              287,820
-----------------------------------------------------------------------------------------------------------------

       Total operating expense                                                    2,207,191            2,709,872
-----------------------------------------------------------------------------------------------------------------

       Operating loss                                                            (1,401,853)          (1,193,281)

-----------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
    Interest income, net                                                             48,885               79,472
    Other income (expense)                                                               --                1,874
-----------------------------------------------------------------------------------------------------------------

       Total other income                                                            48,885               81,346
-----------------------------------------------------------------------------------------------------------------

       Net loss                                                              $   (1,352,968)     $    (1,111,935)
=================================================================================================================

        The accompanying notes are an integral part of these statements.

                               MEGAN HEALTH, INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                   (UNAUDITED)


                                                                                2000                 1999
==================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss                                                             $   (1,352,968)    $   (1,111,935)
       Adjustments to reconcile net loss to net cash
       used in operating activities:
          Depreciation and amortization                                             37,044             21,317
          (Increase) decrease in receivables                                        54,209             (6,130)
          (Increase) decrease in inventories                                        29,622            (47,795)
          Decrease in other current assets                                           1,710              7,901
          Decrease in accounts payable and accrued expenses                        (75,024)           (30,948)
          Decrease in deferred revenue                                             (20,000)           (15,000)
------------------------------------------------------------------------------------------------------------------
              Net cash used in operating activities                             (1,325,407)        (1,182,590)
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of property, plant and equipment                                    (1,611),          (43,671)
------------------------------------------------------------------------------------------------------------------
              Net cash (used in) provided by investing activities                   (1,611)           (43,671)
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from subscription and issuance of common and
         preferred stock                                                           254,005          2,489,799
       Equity issuance costs                                                            --             (5,000)
       Payments of capital lease obligation                                         (4,099)            (3,801)
------------------------------------------------------------------------------------------------------------------
              Net cash provided by financing activities                            249,906          2,481,998
------------------------------------------------------------------------------------------------------------------

       Net increase (decrease) in cash and cash equivalents                     (1,077,112)        1,2559,737

Cash and Cash Equivalents at Beginning of Period                                 1,957,445          1,300,126
------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents at End of Period                                  $      880,333     $    2,554,863
==================================================================================================================


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

       Interest paid                                                        $          504     $          801
==================================================================================================================

       Capital lease additions                                              $           --     $           --
==================================================================================================================

        The accompanying notes are an integral part of these statements.

                               MEGAN HEALTH, INC.
                     NOTES TO QUARTERLY FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000



1.     FINANCIAL STATEMENT PRESENTATION

The unaudited financial statements of Megan Health, Inc. ("Megan") herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the results of operations for the interim periods presented. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading. These financial statements and the notes thereto should be read in conjunction with Megan's Financial Statements for the fiscal year ended December 31, 1999 contained herein.

                                                                    ATTACHMENT B

                         AVANT IMMUNOTHERAPEUTICS, INC.
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL INFORMATION


On December 1, 2000, AVANT Immunotherapeutics, Inc., a Delaware corporation (the "Registrant" or "AVANT"), acquired Megan Health, Inc., a Delaware corporation ("Megan"), by merging its wholly-owned subsidiary, AVANT Acquisition Corp., a Delaware corporation ("Acquisition Sub"), with and into Megan (the "Merger"). As a result of the Merger, Megan became a wholly-owned subsidiary of the Registrant.

In connection with the merger, the Registrant (i) issued an aggregate of 1,841,236 shares of its common stock (valued at approximately $15,803,400 based upon the average closing price of the Registrant's common stock for the 5 trading days preceding and subsequent to the signing of the Merger Agreement, or $8.583 per share), (ii) paid approximately $236,772 in cash and
(iii) assumed obligations under Megan's outstanding stock options, all of which became fully vested as a result of the merger. As a result of the Registrant's assumption of such stock options, the holders thereof may purchase up to 31,910 shares of the Registrant's common stock at exercise prices generally ranging from $1.47 per share to $8.25 per share.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2000 and unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 (collectively, the "Unaudited Pro Forma Statements") were prepared to give effect to the Merger accounted for under the purchase method of accounting. The unaudited pro forma balance sheet assumes that the Merger occurred on September 30, 2000. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000 assume that the Merger occurred on January 1, 1999 and January 1, 2000, respectively. The Unaudited Pro Forma Statements are based on the historical consolidated financial statements of AVANT and Megan under the assumptions and adjustments set forth in the accompanying notes to the Unaudited Pro Forma Statements. The combined condensed financial information for the fiscal year ended December 31, 1999 has been obtained from the consolidated financial statements of AVANT and Megan. The condensed combined financial information for the nine months ended September 30, 2000 has been obtained from the unaudited consolidated financial statements of AVANT and Megan and includes, in the opinion of AVANT's and Megan's management, all adjustments necessary to present fairly the data for such period. The Unaudited Pro Forma Statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future.

The pro forma adjustments are based upon available information and upon certain assumptions as described in the notes to the Unaudited Pro Forma Statements that AVANT's management believes are reasonable in the circumstances. The purchase price has been allocated to the acquired assets and liabilities based on a preliminary independent appraisal of their respective values. In accordance with generally accepted accounting principles, the amount allocated to in-process technology will be expensed in the quarter in which the Merger is consummated. The in-process technology adjustment has been excluded from the unaudited pro forma condensed combined statements of operations, as it is a nonrecurring item. Although AVANT believes, based on available information, that the fair values and allocation of the purchase price included in the Unaudited Pro Forma Statements are reasonable estimates, final purchase accounting adjustments will be made on the basis of evaluations and estimates which are in progress, but have not yet been finalized. As a result, final allocation of costs related to the Merger may differ from that presented herein. The Unaudited Pro Forma Statements and accompanying notes should be read in conjunction with the consolidated financial statements and accompanying notes thereto of AVANT included in its Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations of AVANT would have been assuming AVANT had consummated the acquisition as of the beginning of the periods presented, nor does it purport to represent the results of operations for future periods. The unaudited pro forma balance sheet is not necessarily indicative of what the actual financial position would have been at September 30, 2000 nor does it purport to represent the future financial position of AVANT.

              AVANT IMMUNOTHERAPEUTICS, INC. AND MEGAN HEALTH, INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000


                                                                                         PRO FORMA         PRO FORMA
                                                      AVANT             MEGAN           ADJUSTMENTS         COMBINED
=========================================================================================================================
ASSETS

Current Assets:
    Cash and cash equivalents                      $ 48,505,000       $   880,300         $(236,700)(a)    $ 49,148,600
    Accounts and other receivable                       431,700           111,600                --             543,300
    Inventories                                              --            75,100                --              75,100
    Prepaid and other current assets                    629,700            23,200                --             652,900
-------------------------------------------------------------------------------------------------------------------------

       Total current assets                          49,566,400         1,090,200          (236,700)         50,419,900
-------------------------------------------------------------------------------------------------------------------------

Property, plant and equipment, net                      990,400           136,000                --           1,126,400
Other assets                                          3,297,000                --         7,912,600(b)       11,209,600
-------------------------------------------------------------------------------------------------------------------------

       Total assets                                $ 53,853,800       $ 1,226,200       $ 7,675,900        $ 62,755,900
=========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses          $  2,183,000       $    65,300       $ 1,052,500(a)     $  3,300,800
    Current portion deferred revenue                    615,400           325,000                --             940,400
    Other current liabilities                           293,700             6,700                --             300,400
-------------------------------------------------------------------------------------------------------------------------

       Total current liabilities                      3,092,100           397,000         1,052,500           4,541,600
-------------------------------------------------------------------------------------------------------------------------

Long-term deferred revenue                            2,615,400                --                --           2,615,400
Long-term lease payable                                  45,500                --                --              45,500
-------------------------------------------------------------------------------------------------------------------------


Stockholders' Equity:
    Preferred stock                                          --             2,300            (2,300)(d)              --
    Common stock                                         55,000             1,000               800(d)           56,800
    Additional paid-in capital                      189,872,100        11,584,000         5,045,800(a)(d)   206,501,900
    Accumulated deficit                            (141,826,300)      (10,758,100)        1,579,100        (151,005,300)
-------------------------------------------------------------------------------------------------------------------------

       Total stockholders' equity                    48,100,800           829,200         6,623,400          55,553,400
-------------------------------------------------------------------------------------------------------------------------

       Total liabilities and stockholders'
        equity                                     $ 53,853,800       $ 1,226,200        $7,675,900        $ 62,755,900
=========================================================================================================================


     The accompanying notes are an integral part of these condensed combined pro forma financial statements.

              AVANT IMMUNOTHERAPEUTICS, INC. AND MEGAN HEALTH, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                                                    PRO FORMA        PRO FORMA
                                                    AVANT            MEGAN         ADJUSTMENTS        COMBINED
===================================================================================================================
OPERATING REVENUE:
    Product sales revenue                         $         --      $   918,300               --   $      918,300
    Product development and licensing revenue        1,483,500          832,800               --        2,316,300
    Grant income                                            --          227,900               --          227,900
-------------------------------------------------------------------------------------------------------------------

       Total operating revenue                       1,483,500        1,979,000               --        3,462,500
-------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSE:
    Research and development                         7,871,800        2,390,000               --       10,261,800
    General and administrative                       4,280,200          967,800               --        5,248,000
    Cost of product sales                                   --          188,000               --          188,000
    Sales and marketing                                     --           70,300               --           70,300
    Amortization of acquired intangible assets       1,275,800               --          842,000(c)     2,117,800
-------------------------------------------------------------------------------------------------------------------

       Total operating expenses                     13,427,800        3,616,100          842,000       17,885,900
-------------------------------------------------------------------------------------------------------------------

       Operating loss                              (11,944,300)      (1,637,100)        (842,000)     (14,423,400)

Non-operating income, net                              635,200           84,800               --          720,000
-------------------------------------------------------------------------------------------------------------------

       Net loss                                   $(11,309,100)     $(1,552,300)     $  (842,000)  $  (13,703,400)
=========================================================================================================================

Basic and diluted net loss per common share     $        (0.26)              --               --   $        (0.30)
=========================================================================================================================

Weighted average common shares outstanding          44,076,400               --               --       45,917,600(f)
=========================================================================================================================


     The accompanying notes are an integral part of these condensed combined pro forma financial statements.

              AVANT IMMUNOTHERAPEUTICS, INC. AND MEGAN HEALTH, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000


                                                                                     PRO FORMA         PRO FORMA
                                                    AVANT             MEGAN         ADJUSTMENTS        COMBINED
=====================================================================================================================
OPERATING REVENUE:
    Product sales revenue                          $        --      $   489,000                --   $      489,000
    Product development and licensing revenue          461,600           52,900                --          514,500
    Grant income                                            --          263,500                --          263,500
---------------------------------------------------------------------------------------------------------------------

       Total operating revenue                         461,600          805,400                --        1,267,000
---------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSE:
    Research and development                         7,072,700        1,012,300                --        8,085,000
    General and administrative                       3,194,800          813,600                --        4,008,400
    Cost of product sales                                   --           68,500                --           68,500
    Sales and marketing                                     --          312,900                --          312,900
    Legal settlements                                 (500,000)              --                --         (500,000)
    Amortization of acquired intangible assets         411,900               --           631,500(c)     1,043,400
---------------------------------------------------------------------------------------------------------------------

       Total operating expenses                     10,179,400        2,207,300           631,500       13,018,200
---------------------------------------------------------------------------------------------------------------------

       Operating loss                               (9,717,800)      (1,401,900)         (631,500)     (11,751,200)

Non-operating income, net                            1,236,900           48,900                --        1,285,800
---------------------------------------------------------------------------------------------------------------------

       Net loss                                    $(8,480,900)     $(1,353,000)      $  (631,500)  $  (10,465,400)
=====================================================================================================================

Basic and diluted net loss per common share        $     (0.17)              --                --   $        (0.20)
=====================================================================================================================

Weighted average common shares outstanding          51,347,300               --                --       53,188,500(f)
=====================================================================================================================


     The accompanying notes are an integral part of these condensed combined pro forma financial statements.

              AVANT IMMUNOTHERAPEUTICS, INC. AND MEGAN HEALTH, INC.
             NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)



1.     BASIS OF PRESENTATION

The pro forma information presented is theoretical in nature and not necessary indicative of the future consolidated results of operations of the combined companies or the consolidated results of operations which would have resulted had the Merger taken place during the periods presented. The Unaudited Pro Forma Statements reflect the effects of the Merger. The unaudited pro forma condensed combined balance sheet assumes that the Merger and related events occurred as of September 30, 2000. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000 assume that Merger and related events occurred as of January 1, 1999 and January 1, 2000, respectively.


2.     PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT ADJUSTMENTS

       (a)    The purchase price for the Merger was determined as follows:

                AVANT common stock issued to Megan stockholders                          $  15,803,400
                Cash received by Megan stockholders                                            236,700
                Conversion of Megan stock options                                              239,400
                Direct acquisition costs                                                     1,052,500
                                                                                    --------------------

                       Total estimated purchase price                                    $  17,332,000
                                                                                    ====================


       (b) The actual allocation of the purchase price will be based on the estimated fair values of net assets of Megan at the consummation of the Merger. For purposes of the pro forma condensed combined financial statements, such allocation has been estimated as follows:

                Net assets of Megan at December 1, 2000                                  $     240,400
                In-process technology                                                        9,179,000
                Core technology                                                              1,820,000
                Developed technology                                                         3,323,000
                Strategic partner agreement                                                  2,611,300
                Assembled workforce                                                            158,300
                                                                                    --------------------

                       Total estimated purchase price                                    $  17,332,000
                                                                                    ====================


       (c) Amortization of the core technology, developed technology, strategic partner agreement and the assembled workforce will be over the estimated useful lives of ten years, seven years, seventeen years and five years, respectively.

       (d)    Elimination of Megan equity amounts.

       (e) Management estimates that approximately $9.2 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring charge during the fourth quarter of 2000, the quarter in which the Merger was consummated. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma condensed combined statements of operations due to its non-recurring nature. A valuation of the intangible assets acquired is being conducted by an independent third party.

              The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility has not been established. Due to the early stage nature of Megan's operations and research and development, such research projects represent substantially all of Megan's activities. The value was determined by estimating the costs to develop the purchased in-process technology into commercially viable products; estimating the resulting net cash flows from such projects; and discounting the net cash flows back to their present value.

              The efforts to develop the purchased in-process technology into commercially viable products generally include the identification of appropriate collaborative partners and financing, the completion of both pre-clinical and clinical trials as well as the obtaining of regulatory approval.

       (f) The shares used in computing the unaudited pro forma combined net loss per share for the year ended December 31, 1999 and for the nine months ended September 30, 2000 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1999 and January 1, 2000, respectively, of approximately 1.8 million shares of AVANT common stock.